Exhibit 10.1

General Release and Waiver

In consideration for Dorman Products, Inc. providing me with payments and benefits (subject to taxes and all withholding requirements), set forth in Section 1 of this General Release and Waiver between Dorman Products, Inc. and me, dated July 11, 2013, I, Joseph M. Beretta, on behalf of and for the benefit of myself, my heirs, executors, administrators, representatives, successors and assigns, agree to the following:

1)	I hereby resign my employment with Dorman Products, Inc. effective August 30, 2013. I will be provided with a severance package consisting of salary continuation totaling $450,000 to be paid in thirty nine (39) equal installments (in accordance with Dorman’s normal payroll schedule for salaried employees) during the period beginning September 2, 2013 and ending eighteen (18) months thereafter.

Additionally, if I timely elect health coverage continuation under COBRA, Dorman agrees to pay for my COBRA coverage during the first twelve months of the eighteen month severance period. In addition to my obligations set forth below, receipt of this severance package is contingent upon me maintaining a professional attitude surrounding the events of my separation and all elements thereof, and complying with all of my post-employment obligations including non-disclosure of confidential information.

2)	In consideration of the above, I hereby agree, for myself, my heirs, executors, administrators, representatives, successors and assigns (the “Releasors”), fully and unconditionally to release and discharge completely and forever Dorman Products, Inc., its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of its respective predecessors, successors, heirs and assigns (the “Released Parties”) from any and all rights and claims that Releasors may have based on or relating to my employment with Dorman Products, Inc. or the termination of that employment for any and all reasons. I specifically release the Released Parties from any rights or claims which I may have based upon the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans; the Pennsylvania Human Relations Act, which prohibits discrimination based on race, color, religious creed, ancestry, age, sex, national origin or disability; or any other federal, state or local laws or regulations prohibiting discrimination or which otherwise regulate employment terms and conditions. I also release the Released Parties from any claim for wrongful discharge, unfair treatment, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to my employment with Dorman Products, Inc. or the termination thereof. This General Release and Waiver covers claims that I know about and those that I may not know about up through the date of this General Release and Waiver. This General Release and Waiver specifically includes any and all claims for attorney’s fees and costs which are incurred by me for any reason arising out of or relating to any or all matters covered by this Agreement.

This General Release and Waiver does not waive rights or claims that may arise after the date this General Release and Waiver is executed.

3)	I hereby confirm that I have not caused or permitted any charge, complaint, lawsuit or any other action or proceeding whatsoever to be filed against the Released Parties based on my employment or the separation of that employment to date.

4)	I acknowledge and agree that before entering into this General Release and Waiver, I have had the opportunity to consult with an attorney of my choice, and I have been advised to do so if I so choose. I have entered into this General Release and Waiver voluntarily and knowingly and without any inducement from Dorman Products, Inc. other than the terms of this General Release and Waiver. I have read and understand the terms of this General Release and Waiver before signing it.

5)	I understand that I have a period of twenty-one (21) days to consider, sign and return this General Release and Waiver and that I may revoke the General Release and Waiver by delivering a signed revocation notice to Dorman Products, Inc. within seven (7) days of signing and returning this General Release and Waiver.

6)	This General Release and Waiver will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. No amendment or modification of the terms of the General Release and Waiver will be made except by a writing executed by Dorman Products, Inc. and myself.

Dated: July 11, 2013	/s/ Joseph M. Beretta
Joseph M. Beretta